Exhibit 99.1

TDS announces leadership transition at TDS Telecom

James W. Butman to succeed David A. Wittwer as president and CEO at the end of 2017

CHICAGO, May 30, 2017 -- Telephone and Data Systems, Inc. (NYSE: TDS) announces James W. Butman, currently Chief Operating Officer (COO) at TDS Telecom, will succeed retiring TDS Telecom President and CEO, David A. Wittwer at the end of 2017. Wittwer will continue to serve as a member of the TDS Board of Directors.

“Jim Butman, having served in vitally important leadership roles within the TDS Telecom organization over his 32 year tenure, is totally prepared to take charge in January,” said LeRoy T. Carlson Jr., TDS president and CEO. “Jim’s strong business instincts and institutional knowledge of the telecommunications industry position TDS Telecom exceptionally well for the long-term.”

In his current role as COO, Butman has overall leadership responsibility and accountability for consumer and commercial sales, marketing, customer contact operations, network operations and business development. Butman earned a Bachelor of Business Administration in Finance from the University of Wisconsin–Eau Claire and a Master of Business Administration in Finance from the University of Wisconsin–Madison.

“Dave Wittwer has been an exceptionally fine leader for TDS Telecom,” said Carlson. “Dave’s strategic vision, focus on employee growth and development and personal integrity have made TDS Telecom a thriving organization that delivers positive customer experiences and strong financial and operational performance year-over-year.”

Since becoming CEO in 2006, Wittwer has grown TDS Telecom’s portfolio through strategic acquisitions, which included wireline providers, cable companies, hosted & managed services operations and data centers. This corporate diversification resulted in new revenue growth, industry leading product and service roll-outs, productivity gains and the development of quality employment opportunities for thousands of company employees.

“I want to thank Ted Carlson, and the entire TDS family, for giving me the opportunity to lead this wonderful company,” said Wittwer. “Throughout my 34-year tenure, I have watched our company develop from primarily a local phone provider to an award-winning, full-service communications company, benefitting the lives of hundreds of thousands of customers throughout the U.S.

“We have been successful because of our people—who are many of the brightest and hardest working contributors in the communications industry. We have built a strong succession plan and I have great confidence in Jim’s ability to continue to grow the business and move the company forward.”

Over the next several months, Wittwer and Butman will work collaboratively to accomplish a smooth transition.

About TDS

Telephone and Data Systems, Inc. (TDS), a Fortune 500® company, provides wireless; cable and wireline broadband, TV and voice; and hosted and managed services to approximately 6 million customers nationwide through its businesses, U.S. Cellular, TDS Telecom, OneNeck IT Solutions, and BendBroadband. Founded in 1969 and headquartered in Chicago, TDS employed 10,300 people as of March 31, 2017.